Exhibit 99.1

Contact:	Carl D. Mautz
Chief Financial Officer
Watson Wyatt
(703) 258-7556

WATSON WYATT WORLDWIDE FINISHES FISCAL 2006

WITH REVENUES OF $1.27 BILLION AND EPS OF $1.99

Continued Strong Revenue and Earnings Growth in Fourth Quarter

ARLINGTON, VA, August 10, 2006 — Watson Wyatt Worldwide, Inc. (NYSE: WW), a leading international human capital and financial management consulting firm, today announced financial results for the fourth quarter and fiscal year 2006, which ended June 30, 2006.

Revenues were $347.1 million for the quarter, an increase from $198.6 million for the fourth quarter of fiscal 2005.  Income from continuing operations for the fourth quarter of fiscal 2006 was $25.7 million, or $0.58 per diluted share, an increase from $12.3 million or $0.37 per diluted share in the prior-year fourth quarter.  The increase in revenue and earnings was largely due to the acquisition of the Europe-based consulting operations from Watson Wyatt LLP effective July 31, 2005, but all business segments also performed well this quarter.  Comparable period revenue and diluted earnings per share growth, as explained below, were 10% and 29%, respectively.  In addition to strong operating results, our results for the quarter include a lower than expected tax rate as well as the dilutive effect of the 1.95 million contingent shares that we expect to issue related to the European acquisition.

For the fiscal year, revenues were $1.27 billion, an increase from $737.4 million in fiscal 2005.  Income from continuing operations for the year was $86.1 million, or $1.99 per diluted share, up from prior-year income from continuing operations of $51.4 million, or $1.56 per diluted share.

 “Watson Wyatt once again posted very strong results, capping an impressive fiscal year for the firm,” said John Haley, president and chief executive officer.  “As we celebrate our one-year anniversary as a combined firm, our growth and financial results have been outstanding.”

“All segments generated revenue growth in the fiscal year, with double-digit increases in Insurance and Financial Services, Investment Consulting, and Technology and Administration Solutions.  Our dedication to client service and our consulting offerings are clearly resonating in the market.  And demand should remain robust, as various regulatory and accounting changes take shape.”

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Comparable Period Results

Effective July 31, 2005, the company acquired the Europe-based consulting operations of Watson Wyatt LLP, its long-time strategic alliance partner. To provide comparability with previous quarters, the company provides comparable period results. The prior-year comparable period results have been prepared assuming that the company’s acquisition of the European consulting business of Watson Wyatt LLP had occurred on August 1, 2004.  Therefore, eleven months of the operations of Watson Wyatt LLP are included in both fiscal years.  The company’s management uses these comparable period results internally to focus on period-to-period changes in the company’s business and believes this information is helpful to shareholders.   The comparable period numbers could also assist shareholders in assessing the impact of the acquisition of the European business by providing comparable prior-year information as a basis for comparison.

Revenues for the fourth quarter of fiscal 2006 were $347.1 million, an increase of 10% from comparable period revenues of $315.4 million.   Earnings per diluted share of $0.58 for the fourth quarter increased 29% from $0.45 in the prior-year comparable period.  For the quarter, exchange rates had an unfavorable impact on comparable period revenues of approximately 1 percentage point and a negative impact of $0.01 per diluted share on comparable period net income.

Operating Highlights

Operating highlights are discussed on a GAAP and a comparable period basis.

o                 Benefits Group revenues (representing 53% of fourth-quarter revenues) were $184.3 million for the fourth quarter of fiscal 2006, up from $116.8 million in the prior-year fourth quarter.   Revenues increased 6% from comparable period revenues of $174.1 million in the prior-year fourth quarter.  Both our U.S. and European businesses achieved a solid 6% growth this quarter.  In the U.S., our growth was largely due to increased plan design consulting work and pension administration.  In Europe, we continued to perform work arising from the legislative changes that took effect last quarter.  For the year, Benefits revenues were $689.3 million, up 8% on a comparable period basis.

o                 Technology and Administration Solutions Group revenues (representing 10% of fourth-quarter revenues) were $33.3 million for the fourth quarter of fiscal 2006, up from $12.6 million in the  prior-year fourth-quarter.   Revenues increased 26% from comparable period revenues of $26.5 million in the prior-year fourth quarter.  The increase in revenues for the quarter was due primarily to an increase in the number of projects in service, on which revenues are recognized.  At June 30, 2006, 53 projects were in service, as compared to 10 at June 30, 2005.  For the year, revenues were $129.6 million, up 10% on a comparable period basis.   The pipeline continues to be strong, with 56 projects in the implementation phase compared to 29 at June 30, 2005.

o                 Human Capital Group revenues (representing 9% of total revenues for the quarter) were $30.0 million for the fourth quarter of fiscal 2006, up from $14.5 million in the prior-year fourth quarter.  Fourth quarter fiscal 2006 revenues reflect the reclassification of $4.1 million in revenues related to Watson Wyatt Data Services from the “other” segment into the human capital group.  Excluding the reclassification, revenues increased 12% from comparable period revenues of $23.2 million in the prior-year fourth quarter.  Revenue growth continued to be driven primarily by demand for executive compensation consulting and data services.   For the year, revenues were $110.4 million, up 7% on a comparable period basis and excluding the reclassification of data services.

o                 Insurance & Financial Services Group revenues (representing 7% of total revenues for the quarter) were $26.0 million for the fourth quarter of fiscal 2006, an increase of 31% from prior- year comparable period revenues of $19.8 million.  Our growth was due to significant project work and an expansion of our operations in Amsterdam. For the year, revenues were $91.4 million, up 18% on a comparable period basis.

o                 Investment Consulting Group revenues (representing 6% of total revenues for the quarter) were $21.7 million for the fourth quarter of fiscal 2006, up from $5.3 million in the prior-year fourth quarter.  Revenues increased 18% from comparable period revenues of $18.4 million in the prior-year fourth quarter.  Revenues increased during the quarter due to robust demand for our services, particularly investment strategy and fund manager selection services, by both new and existing clients.  For the year, revenues were $74.4 million, up 13% on a comparable period basis.

o                 International revenues, comprising Asia Pacific and Latin America (representing 7% of total revenues for the quarter), were $25.9 million for the fourth quarter of fiscal 2006, up from $25.0 million in the prior-year fourth quarter.  Revenues increased 4% from prior-year fourth quarter revenues.  Results were strong in Australia, Taiwan and Mexico, and were partially offset by the company’s divestiture of its New Zealand operations in the first quarter of fiscal 2006.  For the year, revenues were $94.2 million, up 4% from prior year.

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Outlook for Fiscal Year 2007

For fiscal year 2007, the company expects revenues to be in the range of $1.38 billion to $1.40 billion and earnings per diluted share are expected to be in the range of $2.15 to $2.20.

For the first quarter of fiscal 2007, the company expects revenue to be in the range of $325 million to $330 million.  In addition, the company expects first quarter earnings per diluted share to be in the range of $0.45 to $0.47.

Authorization to Repurchase Shares

The Board of Directors has approved the purchase of up to 1,500,000 shares of the company’s class A common stock for purposes which may include offsetting any potential dilution from shares which may be issued in connection with the company’s employee benefit plans.  These shares are in addition to the 488,534 shares that remain available for repurchase under previous authorizations from the Board of Directors.

The Company may purchase common stock from time to time through open-market purchases or in privately negotiated transactions, and may reserve the shares purchased for later re-issuance in connection with these benefit plans.  The amount and timing of any purchases will depend upon a number of factors, including the price and availability of the Company’s shares and general market conditions.  No time limit has been placed on the duration of the share repurchase program, and it may be discontinued at any time.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the fourth quarter and fiscal 2006.  It will be held on Thursday, August 10, 2006, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet by going to www.watsonwyatt.com or www.earnings.com.  The replay of the webcast will be available two hours after the live call for a period of one year.  The replay also will be available for one week after the call by dialing 719-457-0820 and using confirmation number 2865584.  The conference call will include a presentation of slides that are available on the websites.

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Forward-Looking Statements

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements.  Such factors include but are not limited to the company’s ability to integrate the business of Watson Wyatt LLP into our own business, processes and systems, and achieve the anticipated results; our continued ability to recruit and retain qualified associates; the success of our marketing, client development and sales programs after the business combination; our ability to maintain client relationships and to attract new clients after the business combination; declines in demand for our  services; outcomes of litigation; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; our ability to achieve cost reductions after the business combination; foreign currency exchange and interest rate fluctuations; exposure to Watson Wyatt LLP liabilities that have not been expressly assumed; general economic and business conditions that adversely affect us or our clients after the business combination; the level of capital resources required for future acquisitions and business opportunities; regulatory developments abroad and domestically that impact our business practices; legislative and technological developments that may affect the demand for or costs of our services; and other factors discussed under “Risk Factors” in the company’s Annual Report on Form 10-K dated August 24, 2005, and the proxy statement/prospectus filed on June 23, 2005, both of which are on file with the Securities and Exchange Commission.  These statements are based on assumptions that may not come true.  All forward-looking disclosure is speculative by its nature.  The company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

About Watson Wyatt Worldwide

Watson Wyatt Worldwide is a leading global human capital and financial management consulting firm.  The firm specializes in employee benefits, human capital strategies, technology solutions, and insurance and financial services with more than 6,000 associates in 30 countries.

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WATSON WYATT WORLDWIDE, INC.
Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)

	Three Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Revenue	$347,089	$198,621	$1,271,811	$737,421

Costs of providing services:
Salaries and employee benefits	184,710	103,252	699,049	397,252
Professional and subcontracted services	27,675	20,492	84,165	57,810
Occupancy, communications and other	45,911	27,641	164,140	106,752
General and administrative expenses	39,227	19,479	147,122	74,612
Depreciation and amortization	12,599	5,556	44,918	20,210
	310,122	176,420	1,139,394	656,636

Income from operations	36,967	22,201	132,417	80,785

(Loss) income from affiliates	(597)	1,327	1,135	7,146
Interest income	1,981	919	4,325	2,832
Interest expense	(390)	(226)	(4,093)	(660)
Other non-operating income (loss)	25	(6,195)	(2,081)	(7,404)

Income from continuing operations before income taxes	37,986	18,026	131,703	82,699
Provision for income taxes	12,271	5,776	45,585	31,303

Income from continuing operations	25,715	12,250	86,118	51,396

Discontinued operations:

Adjustment to estimated loss on disposal of discontinued operations, less applicable income tax expense for the three months and twelve months ended June 30, 2006 and 2005	(7)	—	1,028	739

Sublease income from discontinued operations, less applicable income tax expense for the three months and twelve months ended June 30, 2006 and 2005	18	10	45	27

Net income	$25,726	$12,260	$87,191	$52,162

Basic earnings per share:
Income from continuing operations	$0.61	$0.38	$2.08	$1.58
Income from discontinued operations	0.00	0.00	0.03	0.02
Net income	$0.61	$0.38	$2.11	$1.60

Diluted earnings per share:
Income from continuing operations	$0.58	$0.37	$1.99	$1.56
Income from discontinued operations	0.00	0.00	0.02	0.02
Net income	$0.58	$0.37	$2.01	$1.58

Weighted average shares of common stock, basic (000)	42,351	32,642	41,393	32,541
Weighted average shares of common stock, diluted (000)	44,350	32,921	43,297	32,845

WATSON WYATT WORLDWIDE, INC.
Comparable Period Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)

	Three Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Revenue	$347,089	$315,441	$1,271,811	$1,167,391

Costs of providing services:
Salaries and employee benefits	184,710	172,358	699,049	660,359
Professional and subcontracted services	27,675	25,316	84,165	73,563
Occupancy, communications and other	45,911	42,654	164,140	153,841
General and administrative expenses	39,227	38,870	147,122	142,318
Depreciation and amortization	12,599	10,007	44,918	37,175
	310,122	289,205	1,139,394	1,067,256
	—
Income from operations	36,967	26,236	132,417	100,135

Loss (income) from affiliates	(597)	446	1,135	814
Interest expense, net	1,591	1,493	232	(287)
Other non-operating income	25	(1,412)	(2,081)	(2,638)

Income from continuing operations before income taxes	37,986	26,763	131,703	98,024
Provision for income taxes	12,271	7,054	45,585	34,434

Income from continuing operations	25,715	19,709	86,118	63,590

Basic earnings per share:	$0.61	$0.47	$2.08	$1.53
Diluted earnings per share:	$0.58	$0.45	$1.99	$1.45

Weighted average shares of common stock, basic (000)	42,351	41,733	41,393	41,632
Weighted average shares of common stock, diluted (000)	44,350	43,989	43,297	43,723

The three months ended June 30, 2006 and 2005 includes three months of both Watson Wyatt Holdings and Watson Wyatt LLP.

The year ended June 30, 2006 and 2005 includes twelve months of Watson Wyatt Holdings and eleven months of Watson Wyatt LLP.

WATSON WYATT WORLDWIDE, INC.
Supplemental Segment Data
(Thousands of U.S. Dollars)

	Three Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Revenue (net of reimbursable expenses)
Benefits Group	$184,344	$116,833	$689,310	$422,336
Technology and Administration Solutions Group	33,309	12,555	129,605	66,340
Human Capital Group	30,007	14,458	110,421	56,456
Insurance & Financial Services Group	25,958	—	91,407	—
Investment Consulting Group	21,746	5,311	74,372	19,016
International - Comprising Asia Pacific and Latin America	25,920	25,011	94,171	90,498
Other	7,816	10,908	34,140	42,719
Total segment revenue	329,100	185,076	1,223,426	697,365
Reimbursable expenses and other	17,989	13,545	48,385	40,056
Consolidated revenue	$347,089	$198,621	$1,271,811	$737,421

Net operating income
Benefits Group	$47,827	$36,287	$177,984	$99,566
Technology and Administration Solutions Group	6,367	(1,571)	30,706	7,404
Human Capital Group	4,119	3,058	16,336	13,647
Insurance & Financial Services Group	4,097	—	17,696	—
Investment Consulting Group	3,508	842	11,827	1,468
International - Comprising Asia Pacific and Latin America	2,891	3,867	5,688	5,941
Other	(1,705)	1,523	(3,977)	4,549
Total segment net operating income	67,104	44,006	256,260	132,575
Discretionary compensation	(28,366)	(15,590)	(108,671)	(47,403)
Other income (expense), net	(752)	(10,390)	(15,886)	(2,473)
Income before income taxes	$37,986	$18,026	$131,703	$82,699

	June 30,
	2006	2005
	(Unaudited)
Associates (fiscal year end full-time equivalents)
Benefits Group	2,390	1,530
Technology and Administration Solutions Group	720	335
Human Capital Group	425	170
Insurance & Financial Services Group	325	—
Investment Consulting Group	270	70
International - Comprising Asia Pacific and Latin America	970	940
Other	545	600
Total segment associates	5,645	3,645
Corporate	590	230
Total	6,235	3,875

WATSON WYATT WORLDWIDE, INC.
Comparable Period Segment Data
(Thousands of U.S. Dollars)

	Three months ended June 30, 2005
	Watson Wyatt	Pro forma
	Holdings	Watson Wyatt LLP		Revenues
	(Unaudited)
Revenue (net of reimbursable expenses)
Benefits Group	$116,833	$57,237		$174,070
Technology and Administration Solutions Group	12,555	13,961		26,516
Human Capital Group	14,458	8,713		23,171
Insurance & Financial Services Group	—	19,787		19,787
Investment Consulting Group	5,311	13,081		18,392
International - Comprising Asia Pacific and Latin America	25,011	—		25,011
Other	10,908	299		11,207
Total segment revenue	185,076	113,078		298,154
Reimbursable expenses and other	13,545	3,742	(A)	17,287
Consolidated revenue	$198,621	$116,820		$315,441

	Three Months Ended June 30,
	2006	2005	% change
	(Unaudited)
Revenue (net of reimbursable expenses)
Benefits Group	$184,344	$174,070	5.9%
Technology and Administration Solutions Group	33,309	26,516	25.6%
Human Capital Group	30,007	23,171	29.5%
Insurance & Financial Services Group	25,958	19,787	31.2%
Investment Consulting Group	21,746	18,392	18.2%
International - Comprising Asia Pacific and Latin America	25,920	25,011	3.6%
Other	7,816	11,207	-30.3%
Total segment revenue	329,100	298,154	10.4%
Reimbursable expenses and other	17,989	17,287	4.1%
Consolidated revenue	$347,089	$315,441	10.0%

(A)         Watson Wyatt LLP reimbursable expenses and other includes inter-company eliminations.

WATSON WYATT WORLDWIDE, INC.
Consolidated Balance Sheets
(Thousands of U.S. Dollars)

	June 30,	June 30,
	2006	2005
	Unaudited
Assets
Cash and cash equivalents	$165,345	$168,076
Receivables from clients:
Billed, net of allowances of $3,678 and $2,114	180,533	95,977
Unbilled, net of allowances of $5,348 and $700	123,044	62,840
	303,577	158,817

Deferred income taxes	567	24,718
Other current assets	24,158	12,599
Total current assets	493,647	364,210

Investment in affiliates	8,564	30,857
Fixed assets, net	147,738	94,033
Deferred income taxes	70,417	92,915
Goodwill	324,041	21,888
Intangible assets	187,075	776
Other assets	8,877	14,000

Total Assets	$1,240,359	$618,679

Liabilities

Accounts payable and accrued liabilities	$288,396	$122,621
Deferred income taxes	168	283
Income taxes payable	7,771	4,648
Total current liabilities	296,335	127,552

Note payable	30,000	—
Accrued retirement benefits	162,505	205,029
Deferred rent and accrued lease losses	28,982	18,701
Deferred income taxes	480	370
Other noncurrent liabilities	73,296	32,824

Total Liabilities	591,598	384,476

Commitments and contingencies

Stockholders’ Equity
Preferred Stock - No par value: 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock - $.01 par value: 99,000,000 shares authorized; 42,463,451 and 33,372,880 issued and 42,385,513 and 32,627,226 outstanding	425	334
Additional paid-in capital	386,392	147,948
Treasury stock, at cost - 77,938 and 745,654 shares	(2,134)	(18,705)
Retained earnings	242,599	168,075
Accumulated other comprehensive income (loss)	21,479	(63,449)
Total Stockholders’ Equity	648,761	234,203

Total Liabilities and Stockholders’ Equity	$1,240,359	$618,679

WATSON WYATT WORLDWIDE, INC.
Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)

	Year ended June 30,
	2006	2005
	(Unaudited)
Cash flows from operating activities:
Net income	$87,191	$52,162
Adjustments to reconcile net income to net cash from (used in) operating activities:
Loss on foreign currency forward contract	3,602	4,803
Income from discontinued operations, net of income tax expense	(1,035)	(739)
Provision for doubtful receivables from clients	4,966	5,563
Depreciation	36,763	19,899
Amortization of intangible assets	8,155	311
Provision for (benefit from) deferred income taxes	33,692	(4,587)
Income from affiliates	(1,136)	(7,146)
Distributions from affiliates	1,614	6,131
Other, net	456	866
Changes in operating assets and liabilities (net of discontinued operations)
Receivables from clients	(27,196)	(14,546)
Other current assets	7,181	(488)
Other assets	(2,000)	(6,868)
Accounts payable and accrued liabilities	5,238	9,532
Income taxes payable	760	(8,601)
Accrued retirement benefits	4,148	2,101
Deferred rent and accrued lease losses	1,561	8,502
Other noncurrent liabilities	5,163	1,189
Net cash from operating activities	169,123	68,084

Cash flows used in investing activities:
Purchases of marketable securities	—	(469,400)
Sales and maturities of marketable securities	—	489,400
Acquisitions	(137,784)	(812)
Purchases of fixed assets	(38,060)	(34,648)
Capitalized software costs	(27,743)	(14,296)
Proceeds from divestitures	1,296	20
Net cash used in investing activities	(202,291)	(29,736)

Cash flows used in financing activities:
Borrowings	102,000	—
Repayments	(72,000)	—
Foreign currency forward contract	(8,405)	—
Dividends paid	(12,667)	(9,756)
Repurchases of common stock	(4,272)	(9,358)
Tax benefit of exercise of stock options and other	2,034	—
Issuances of common stock - exercise of options	3,911	1,992
Issuances of common stock - employee stock purchase plan	6,255	8,078
Net cash provided by (used in) investing activities	16,856	(9,044)

Effect of exchange rates on cash	13,581	1,832

(Decrease) increase in cash and cash equivalents	(2,731)	31,136

Cash and cash equivalents at beginning of period	168,076	136,940

Cash and cash equivalents at end of period	$165,345	$168,076